Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description sets forth certain material terms and provisions of the common stock of LQR House Inc., a Nevada corporation which are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of the Nevada Revised Statutes (“NRS”). The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the relevant provisions of the NRS, and to our Articles of Incorporation, as amended (collectively, the “Articles of Incorporation”), and our Bylaws dated January 26, 2023, as amended (the “Bylaws”), which are filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, of which this Exhibit is a part, and are incorporated by reference herein. We encourage you to read the Company’s Articles of Incorporation and the Bylaws, and the relevant provisions of the NRS for additional information. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this Exhibit 4.1 refer solely to LQR House Inc.

Authorized and Outstanding Capital Stock

Our authorized capital stock presently consists of 350,000,000 shares of common stock, par value $0.0001 per share. As of April 1, 2024, we had 4,831,855 shares of common stock outstanding.

Common Stock

Voting

Holders of shares of the common stock are entitled to one vote for each share held of record on matters properly submitted to a vote of our stockholders. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of shares of common stock will be entitled to receive ratably such dividends, if any, when, as, and if declared by our Board of Directors out of the Company’s assets or funds legally available for such dividends or distributions.

Liquidation and Distribution

In the event of any liquidation, dissolution, or winding up of the Company’s affairs, holders of the common stock would be entitled to share ratably in the Company’s assets that are legally available for distribution to its stockholders. If the Company has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution preferences, liquidation preferences, or both. In such case, the Company must pay the applicable distributions to the holders of its preferred stock before it may pay distributions to the holders of common stock.

Conversion, Redemption, and Preemptive Rights

Holders of the common stock have no preemptive, subscription, redemption or conversion rights.

Sinking Fund Provisions

There are no sinking fund provisions applicable to the common stock.

Stock Exchange Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “LQR”.

Transfer Agent and Registrar

Our transfer agent and registrar for all securities registered under Section 12 of the Exchange Act is VStock Transfer, LLC located at 18 Lafayette Pl, Woodmere, New York 11598. Their telephone number is (212) 828-8436.

Anti-Takeover Effects of Nevada Law and the Articles of Incorporation and Bylaws

Certain provisions of the Articles of Incorporation and Bylaws, and certain provisions of the NRS could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. These provisions, which are summarized below, are likely to reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws and the relevant provisions of the NRS.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for future issuance, subject to any limitations imposed by the listing standards of the Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Action by Written Consent

Our Bylaws provide that any action required or permitted by law, the Articles of Incorporation, or Bylaws to be taken at a meeting of the stockholders of the Company may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

Advance Notice Requirements

Stockholders wishing to nominate persons for election to our Board of Directors at a meeting or to propose any business to be considered by our stockholders at a meeting must comply with certain advance notice and other requirements set forth in our Bylaws and Rule 14a-8 of the Exchange Act.

Special Meetings

Our Bylaws provide that special meetings of stockholders may be called by the President or Chief Executive Officer, or by the President or Secretary at the request in writing of a majority of the Board of Directors or at the request in writing of the holders of at least 33 1/3% of all the shares issued, outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at all special meetings shall be confined to the purposes stated in the notice of the meeting unless all stockholders entitled to vote are present and consent.

Board Vacancies

Our Bylaws provide that any vacancy on our Board of Directors, howsoever resulting, may be filled by a majority vote of the remaining directors, though less than a quorum. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

Removal of Directors

Our Bylaws provide that any director may be removed either for or without cause only by the affirmative vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

Right to Alter, Amend or Repeal Bylaws

Our Bylaws provide that they may be modified, amended or repealed by the Board of Directors. Any repeal or modification of Article VI of the Bylaws (Indemnification) shall only be prospective and shall not affect the rights under the Bylaws in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Company.

Indemnification of Officers and Directors and Insurance

Our Articles of Incorporation and our Bylaws provide for limitation of liability of our directors and for indemnification of our directors and officers to the fullest extent permitted under Nevada law. Our directors and officers may be liable for a breach or failure to perform their duties in accordance with Nevada law only if their breach or failure to perform constitutes involve intentional misconduct, fraud or a knowing violation of law. Our directors and officers may also be liable for the payment of dividends in violation of Section 78.300 of the NRS. Our directors may not be personally liable for monetary damages for action taken or failure to take action as a director except in specific instances established by Nevada law.

In accordance with Nevada law, we may generally indemnify a director or officer against liability incurred in a proceeding if he or she acted in good faith, and believed that his or her conduct was in our best interest and that he or she had no reason to believe his or her conduct was unlawful. We may not indemnify a director or officer if the person was adjudged liable to us or in the event it is adjudicated that the director or officer received an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

To the fullest extent permitted by the NRS, or any other applicable law, the Company, upon approval by the Board of Directors, may purchase insurance on behalf of any director or officer to be indemnified.

Nevada Anti-Takeover Statutes

Pursuant to our Articles of Incorporation, we have elected not to be governed by the terms and provisions of Nevada’s control share acquisition laws (NRS 78.378 – 78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power.

Pursuant to our Articles of Incorporation, we have also elected not to be governed by the terms and provisions of Nevada’s combination with interested stockholders statute (NRS 78.411 – 78.444), which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s voting stock, or otherwise has the ability to influence or control such corporation’s management or policies.

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